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Atlas Energy, Inc.

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Contact:	Matthew Skelly
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ATLAS PIPELINE PARTNERS, L.P. ENTERS INTO DEFINITIVE AGREEMENT

TO SELL ITS INTEREST IN LAUREL MOUNTAIN JOINT VENTURE FOR $403

MILLION TO ATLAS ENERGY, INC.

Transaction is Expected to be Substantially Accretive to Cash Flow; Partnership Expects to Increase Quarterly

Distribution to Between $0.45 to $0.50 Per Common Unit in Third Quarter 2011

Philadelphia, PA, November 9, 2010 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or the “Partnership”) today announced it has entered into a definitive agreement to sell its 49% stake in Laurel Mountain Midstream, LLC (“Laurel Mountain”) to Atlas Energy, Inc. (NASDAQ: ATLS) (“Atlas Energy”) for $403 million in cash, subject to certain closing adjustments. The Partnership believes the transaction should be immediately accretive and, subject to closing, expects to be able to increase the quarterly distribution to its unitholders for the third quarter 2011 to between $0.45 to $0.50 per common unit at 1.15x to 1.2x coverage, or $1.80 to $2.00 on an annualized basis. This compares to the Partnership’s recently announced distribution of $0.35 per common unit for the third quarter 2010, or $1.40 per unit on an annualized basis.

In addition, the Partnership expects to be strongly positioned for future strategic growth with anticipated substantial liquidity and minimal pro forma net leverage, amongst the lowest in the industry of below 1x trailing twelve months EBITDA, following the transaction. Proceeds from the sale may be used to further reduce the Partnership’s outstanding debt and for general corporate purposes.

“APL’s management team is committed to evaluating opportunities that responsibly enhance growth and return value to our stakeholders. The sale of Laurel Mountain at nearly 40-times trailing cash flow is a tremendous opportunity to bring significant value forward, while dramatically reducing capital requirements over the next several years. The transaction provides the Partnership with an opportunity to deploy capital in expansionary projects that preserve our company’s strength and allow us to invest capital at a pace suitable to our size and strategic focus,” stated Eugene Dubay, the Partnership’s Chief Executive Officer.

“The sale should materially add to our already strong liquidity position, allowing us to remain focused on our core Mid-Continent assets where we have strong operating advantages and increasing scale and scope. Our strengthened balance sheet allows the Partnership to take advantage of numerous low-risk, high-return growth projects that we believe will materially benefit our investors,” added Dubay.

Earlier today, Atlas Energy announced that it reached a definitive agreement to be acquired by Chevron Corporation (NYSE: CVX) (“Chevron”) for total consideration of approximately $4.3 billion. Atlas Energy also announced that it reached a definitive agreement with Atlas Pipeline Holdings, L.P. (NYSE: AHD) to sell Atlas Energy’s interests in its investment management business, certain producing oil & gas assets and the controlling general partner in the Partnership for total consideration of approximately $250 million, consisting of approximately $220 million of newly issued AHD common units and $30 million in cash. Upon closing of the transaction between Atlas Energy and AHD, AHD will acquire its general partner interest currently owned by Atlas Energy and, therefore, cease to be controlled. Atlas Energy will also distribute to its stockholders all of the AHD common units held by Atlas Energy, or approximately 41 million AHD common units out of the approximately 51 million AHD common units expected to be outstanding after the transaction. The completion of the transactions are subject to the subsequent completion of Chevron’s acquisition of Atlas Energy, and to the completion of the sale of certain assets from Atlas Energy to AHD.

The board of directors of the general partner of the Partnership approved the transaction with Atlas Energy based on a recommendation from a special committee comprised entirely of independent directors of the Partnership.

Stifel Nicolaus acted as financial advisor and rendered a fairness opinion to the special committee. Friedman Kaplan Seiler & Adelman acted legal advisor to the special committee, and Jones Day acted as special legal advisor to the Partnership in connection with the transaction. Jefferies & Co. Inc acted as financial advisor to Atlas Energy in connection with the transaction, and Wachtell, Lipton, Rosen & Katz acted as legal advisor to Atlas Energy.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates five active gas processing plants as well as approximately 8,300 miles of active intrastate gas gathering pipeline. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 1.9% general partner interest, all the incentive distribution rights and approximately 5.8 million common limited partner units of Atlas Pipeline Partners, L.P.

Atlas Energy, Inc. (NASDAQ: ATLS) is one of the largest independent natural gas producers in the Appalachian and Michigan Basins, and a leading producer in the Marcellus Shale in Pennsylvania. Atlas Energy is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships. Atlas Energy controls and has a substantial economic interest in Atlas Pipeline Partners, L.P. (NYSE: APL) and Atlas Pipeline Holdings, L.P. (NYSE: AHD). For more information, please visit www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Safe Harbor for Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Atlas Pipeline Partners, L.P. (“APL”) cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about APL’s potential sale of a 49% ownership interest in Laurel Mountain Midstream, LLC to Atlas Energy, Inc. (“Atlas Energy”), the potential acquisition of Atlas Energy by Chevron Corporation or any related transactions, Atlas Energy’s potential sale of a drilling partnership business and other assets to Atlas Pipeline Holdings, L.P. (“AHD”), the separation of AHD from Atlas Energy, future financial and operating results, resource potential, and APL’s plans, objectives, expectations and intentions and other statements that are not historical facts. Although APL believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be attained or that the transactions will be completed and it is possible that our actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The completion of and benefits from the transactions are subject to certain risks and uncertainties, including required approvals of Atlas Energy’s stockholders for the Chevron acquisition (which is a condition to APL’s sale of its 49% ownership interest to Atlas Energy), the other conditions to the completion of the Atlas Energy-APL transaction, and other risk factors relating to APL’s business and its industry as detailed from time to time in APL’s reports filed with the U.S. Securities and Exchange Commission. APL undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to APL’s filings with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K, for a discussion of such risks and uncertainties.

Important Additional Information About this Transaction

APL’s potential sale of its 49% ownership interest to Atlas Energy is conditioned upon the subsequent completion of a merger by which Chevron Corporation will acquire Atlas Energy. Atlas Energy intends to file a proxy statement with the U.S. Securities and Exchange Commission in connection with the potential merger of Atlas Energy and Chevron Corporation. If you are a stockholder of Atlas Energy, you are urged to read the proxy statement when it becomes available, because it will contain important information. Atlas Energy stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Atlas Energy and the merger, when available, without charge, at the U.S. Securities and Exchange Commission’s Internet site (www.sec.gov). In addition, copies of the proxy statement and other filings containing information about Atlas Energy and the potential merger can be obtained, when available without charge, by directing a request to Atlas Energy, Attention: Investor Relations, Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108, by phone at (412) 262-2830, or on Atlas Energy’s Internet site at www.atlasenergy.com.

Atlas Energy and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Atlas Energy stockholders in respect of the potential merger. In addition, because Atlas Energy controls the general partnership interest in Atlas Pipeline Holdings, L.P. (“AHD”), which itself controls the general partnership interest in Atlas Pipeline Partners, L.P. (“APL”), directors and executive officers and other members of management and employees of AHD, APL and their respective general partner may be deemed to be participants in the solicitation of proxies from Atlas Energy stockholders in respect of the potential merger. You can find information about Atlas Energy’s executive officers and directors in Atlas Energy’s definitive annual proxy statement filed with the SEC on April 13, 2010, information about the executive officers and directors of the general partner of AHD in the annual report on Form 10-K for AHD filed with the SEC on March 5, 2010, and information about the executive officers and directors of the general partner of APL in the annual report on Form 10-K for APL filed with the SEC on March 5, 2010. You can obtain free copies of Atlas Energy’s annual proxy statement, and Atlas Energy’s proxy statement in connection with the merger (when it becomes available), by contacting Atlas Energy’s investor relations department. You can obtain free copies of AHD’s annual report and APL’s annual report by contacting the investor relations department of AHD and APL, respectively. Additional information regarding the interests of such potential participants will be included in the proxy statement, the information statement and the other relevant documents filed with the SEC when they become available.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen and welcome to the Third Quarter 2010 Atlas Pipeline Partners Earnings Conference Call. My name is Kety [ph] and I’ll be your coordinator for today. At this time all participants are in listen-only mode. We will be conducting a question and answer session towards the end of the conference. [Operator Instructions].

I would now like to hand the call over to Mr. Matt Skelly. Please proceed.

Matthew Skelly, Vice President, Investor Relations

Thanks Kety, thanks very much. Thank you for joining us today’s for third quarter 2010 earnings call. Before our management team provides comments on our third quarter’s results, I’d like to remind everyone of the following Safe Harbor provision. During this conference call, we may make certain forward-looking statements that is statements related to future and not past events, in this context forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as expect, anticipate, intend, belief and similar words or phrases.

Forward-looking statements by their nature address matters that are to different degrees uncertain and are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. We discuss these risks in our quarterly report on Form 10-Q and our annual report on Form 10-K, particularly in Item 1.

I would like to caution you not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The company undertakes no obligations to publicly update our forward-looking statements or to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Lastly, management’s discussions this morning includes references to items such as adjusted, EBITDA and distributable cash flow, which represent non-GAAP measures. A reconciliation of these non-GAAP measures is provided in the financial tables of our quarterly earnings release as well as our Form 10-Q.

With that, I would like to turn the call over to our Chief Executive Officer, Gene Dubay for his remarks.

Eugene N. Dubay, President and Chief Executive Officer

Thank you, Matt. Ladies and gentlemen, thank you for your attendance today and your interest in Atlas Pipeline Partners. We closed the third quarter having achieved many of the short-term goals that we outlined over year ago. We have significantly delever the business. We improved the ratings on our outstanding debt. We have initiated a distribution and a level that can be sustained and grown. We have an increased the throughput across our plans. Our residue liquids volumes for the fourth quarter and 2011 are hedged at appropriate price levels. We have the liquidity required to meet our capital needs and to seek other opportunities.

Now the question that you ask is, where do we go from here? We announced earlier today that we’ve sold our Laurel Mountain partnership interest for approximately 400 million or 40 times drilling cash flow. This joint venture had an enviable position in the Marcellus production area. That asset provides significant potential upside to the company. But it carried a great deal of risk for our unitholders. In most recent, Laurel Mountain management meeting, we represented with a partnership capital budget of 500 million for 2011. In order to meet the demands of that capital request, we would have needed to issue substantially more equity to maintain our leverage targets but we would not see the cash flow appropriate to support those units for several years at best. Our strategic challenge today is to develop business opportunities that will give us growth and earnings and cash flow that will enable the company to increase the distributions to our unitholders in a meaningful and timely manner.

We are seeing steady increases in our gathered volumes and our producer customers have significant developmental projects in the areas where we operate in Oklahoma and Texas. We are presentably evaluating projects that wouldn’t necessitate our adding plant capacity at Velma in West Texas. Given our liquidity, we will begin to evaluate projects outside of our existing operating areas and we will pursue any opportunities in our core business which will enhance our unitholder returns.

With the increase in volumes that we’ve experienced and the improvement in prices this quarter we are anticipating DCF per unit of $0.45 as compared to $0.40 in the fourth quarter and DCF per unit of $0.50 will be achieved or exceeded in 2011 in this price environment. We anticipate that our distribution will reach or exceed $0.50 a unit in 2011. With the management team of APL commit to you that we will endeavor to improve the operations and grow the business in such way that are unitholders will not be subject to outside risks and will benefit from a steady growth in our distributable cash flow. We achieved the objectives that we outlined for you more than a year ago. We are confident that we will achieve the objectives that we described today.

I will ask Glenn Powell, our Chief Operating Officer to speak with you now regarding our third quarter operating results and the opportunities that we see in our business operations. Glenn?

Glenn Powell, Chief Operating Officer

Thank you, Eugene. During the third quarter, we continue to experienced robust volume growth across all of our gathering systems and the pricing environment that is favorable for natural gas processing. Excluding the Elk City gathering system we transported approximately 629 million cubic feet of natural gas per day and produced approximately 50,300 barrels per day of NGLs. Additionally, we recovered approximately 2,835 barrels per day of condensate. Excluding discontinued operations, we connected 83 new wells into our Mid-Continent gathering systems during the quarter a 10% increased over the second quarter.

At our Chaney Dell system, we gathered approximately 225 million per day in the third quarter a slight increase over the prior period. NGL production was 11,561 barrels per day, which was 22% higher than the prior quarter. As you may recall, we contemplated, we completed maintenance on our Waynoka plant during the second quarter and that resulted in a reduced NGL production. During the third quarter, we operated Waynoka plant in ethane rejection for approximately six weeks due to poor processing economics for Conway ethane. Responding to more favorable processing economics, we discontinued ethane rejection at the plant in the month of September, which resulted in an average NGL production of approximately 13,500 barrels per day for the month.

Condensate production was 599 barrels per day. Including the impact from operating in ethane rejection combined liquids production was approximately 2.27 gallons per Mcf gathered on this system a total of 32 wells were connected to the system during the third quarter which represents a slight increase over the second quarter of 2010 and they are now 15 dedicated rigs working behind the system.

We’ve continued to experience growth and the volumes of gas received under the Woolsey Operating agreement. This gas along with the volume received from Sanridge and other producers has resulted in us being at full processing capacity as of today. Sanridge currently has over 400,000 net acres in the Mississippian horizontal oil play in Oklahoma and Kanas. And Woolsey has over 70,000 acres held by production and additional 140,000 acres under lease. Woolsey plans to drill 120 wells over the next five years, this new gas will help Atlas to maintain volumes at or near our processing capacity and will allow for future expansion projects.

On our Midkiff/Benedum system, gathered volumes increased to 189 million per day, a 4% increase over the prior quarter. NGL production was up 7% to 28,557 barrels per day and condensate production increased 25% to 1,867 barrels per day. For the quarter, the total liquids production was approximately 6.76 gallons recovered per Mcf per well head Mcf. The Midkiff/Benedum system also completed a total of 40 new well connects in the third quarter. And there are approximately 70 rigs working behind the system. The dramatic increase in our volumes on this system is a direct result of the strong drilling programs by the anchor producers on our system.

As you may remember, our partner Pioneer expects to drill 440 wells in 2010 and the second largest producer Concho Energy projects to drill approximately 150 wells in 2010.

Within our Velma system, we gathered approximately 90 million per day, a 14% increase over the second quarter. We recovered 10,231 barrels per day of NGLs, which is a quarterly increase of 24%.

Our condensate production was down slightly from the prior quarter at 369 barrels per day. Combined condensate and NGL production was approximately 4.95 gallons per gathering MCF during the third quarter. From a commercial standpoint, there were 11 wells connected to the system during the quarter and there are six dedicated rigs working behind the system. The Laurel Mountain and Tennessee gathering system gathered a throughput of 124 million per day.

In summary, in the third quarter we realized healthy increases in volumes gathered across all our systems. We expect the volumes to continue to increase as producers increase their drilling programs in our operating areas. There are substantial producer interests in drilling in oil rich areas, such as those surrounding our Velma and Midkiff/Benedum gathering systems. Lastly, as we’ve seen in the first month of the fourth quarter, our anchor producers including Volvi [ph], Chesapeake and SandRidge should continue to add volumes to our Chaney Dell gathering system maintaining full processing utilization, positioning us for excellent growth projects in the near future.

That concludes my remarks and I’ll turn the call over to Eric Kalamaras.

Eric T. Kalamaras, Chief Financial Officer

Thank you Eugene. Thank you everyone for joining the call this morning and we appreciate your interest in Atlas Pipeline Partners. As Gene mentioned, it’s been exciting past few quarters as we’ve executed and delivered on our stated goals of delivering value. As a result of successfully executing operational financial plan, Atlas Pipeline is currently positioned as one of the financially flexible MLPs within the industry putting us in excellent positions to take advantage of significant growth opportunities. We have consistently communicated to the marketplace that our goal has been to reduce our operating risk while simultaneously right sizing our business. So that we have enough financial flexibility to undertake consistent and predictable growth. We took a major step forward in September 16, when we closed the $682 million sale of Elk City and the associated debt pay down made a transformative impact on our balance sheet and compelling position of Atlas Pipeline.

This morning’s announcement regarding sale of Laurel Mountain is a continuation of that strategy to prudently manage our capital and position our business to grow at a pace we believe a suitable for our size and structure. As Gene mentioned capital requirements for Laurel Mountain have been exceeding at a size and pace that is no commendable what we believe is a appropriate funding for our business.

Management worked with Berenson to review financing alternatives and couple with our non-operating interest which impacts our ability to control size and pace for capital outlays the decision was made to evaluate the opportunity to monetize and bring forward over $400 million of additional value for our non-operating 49% interest in Laurel Mountain, just a highly creative transaction for all our stakeholders, especially considering that we sold a 51% operating interest just 15 months ago for $125 million.

Based upon expected 2010 cash flow the sale of Laurel Mountain would be completed at nearly 40 times trailing EBITDA multiple, and since the second quarter of 2010 we have either announced or closedown over a $1.1 billion of value to the partnership at a weighted transaction multiple of over 20 times cash flow, truly an impressive number. Delivering that much value back to our unitholders when many believe the market capitalization of our entire enterprise was just half that amount a few months ago. As we believe it extremely strong testament to the strategic nature and value of our assets as a significant accomplishment.

Pro forma for the transaction Atlas Pipeline we have what we believe to be the best balance sheet in the industry and have access to over $750 million of liquidity with net leverage of 0.8 times with debt to total capita near 20%. With this enhanced balance sheet, the partnership will be at a strong position to pursue additional growth opportunities not only in our core Mid-Continent areas but also enable us to take advantage of opportunities to diversify our asset base elsewhere. The transactions have been materially accretive to our balance sheet, cash flow and ultimately distribution growth. We expect the deal to be materially accretive to distributable cash flow thereby accelerating our distribution growth through 2011 and beyond. Based upon the transaction and organic growth, in the third quarter of 2011 we expect to increase our distribution to 45 to $0.50 with coverage near 1.2 times.

Now with all of that, we move now to the summary of quarterly earnings. For the third quarter the partnership reported distributable cash flow of $0.40 a unit or $1.60 annually with adjusted EBITDA of 48 million. The quarter’s adjusted EBITDA compares favorably to $31 million earned last year with the primary difference between the quarters being a 15% increase in our realized NGL prices. To arrive at adjusted EBITDA we exclude non-recurring and non-cash items such as gain from asset sales, mark-to-market adjustments and other one-time items. We believe adjusted EBITDA is the best way to evaluate our ongoing operating cash flow. In the press release, we reconcile the non-GAAP measures including distributable cash flow and adjusted EBITDA.

Third quarter distributable cash flow was approximately $22 million, a $24 million increase compared to the same period last year. Contributed to increase in DCF was not only materially positive moving EBITDA but also a significant benefit from our reduction interest expense. Given the material transformation of our balance sheet, as a result of the Elk City transaction. On October 18, this past 2010, the partnership declared a third quarter 2010 distribution of $0.35 per limited partner unit to be paid on November 12. The distribution represents DCF coverage of 1.1 times. However on pro forma for the Elk City transaction assuming effective on July 1. DCF coverage would have been 1.2 times making the transaction accretive on the DCF basis. The distribution was a quarter earlier than we previously indicated and we’re pleased to return distributions back to our unitholders and look forward to advancing those distributions going forward.

From a macro perspective, clearly crude oil and the heavy end of the NGL stream have behaved nicely during the quarter. But later on in this stream particularly ethane was impacted during July and August causing us to reject ethane for few weeks at [indiscernible] and Elk City/Sweetwater facilities.

Importantly we’re able to hold off rejecting ethane significantly longer than many of our competitors due to the quality of our assets in Oklahoma and our ability to distract greater economics given the competitive nature of our assets. That’s said, ethane is coming back strongly over the past several weeks, positively lifting our composite mix as ethane supplies are getting increasingly tight. Couple with rising prices for heavy NGLs. The NGL a good relationship during the quarter was 52% and is now over 57%. As propane and butane become more valuable as we exit the seasonal shoulder, we continue to expect the NGLs the good relationship to continue trending higher over the coming months which we believe bodes quite well for our gross margins going forward. Our quarterly NGL sales price compared to last year increased 24% to $0.89 a gallon. As a reminder in our press release we provide our unhedged realized prices at our systems, we’ve also included our composite NGL mix for both Mt. Belvieu and Conway hubs.

From the risk management perspective, our patience just paid off and we’re taking the opportunity the marketplace has given us by expanding our risk management book particularly enhancing our positions in both propane and ethane. Ethane has been entering periods of sporadic tangle [ph] and we act quickly to [indiscernible] appropriate.

As of November 8th, we’re approximately 63% hedged for remainder of 2010, and approximately 54% hedged for the first [indiscernible] 11. We’re committed to adding to protection for our business and doing so on economically attractive terms as we look to extend the duration of our risk management book in the future. As a reminder, our risk management strategy is to hedge up to 80% of our NGLs during a prompt year and up to 50% in the following year. We will do this by using product specific options swaps and only using crude oil to protect the heavy end of the NGL stream and condensate. In our press release we have included a summary of our existing hedge positions for 2011 through 2010 – for 2010 and through 2011.

Moving on to expenses, we continue to remain focused on reducing costs, reflective of our operating strategy. For the quarter, G&A was $6.8 million down nearly 19% from last year. We have previously indicated that full year 2010 G&A would be between 32 and $34 million and we now expect to be at the low end of that range. Operating expenses for the quarter totaled $12.6 million versus 11.6 million last year. As a reminder we closed the sale of Elk City on September 16, 2010 but have included its combined results in discontinued operations. So this quarter’s run rate of about $13 million in OpEx is a reasonable expectation going forward. This is a reduction of about $4 million per quarter when we operated Elk City.

Cash interest expense net of deferred financing cost totaled $21.5 million versus 26.5 million last year. Now again despite accounting for Elk City as a discontinued operation, we did incur nearly four quarter’s worth of interest expenses. So to add in the reconciling endless models on a pro forma basis, interest expense would have been 11.1 million, reduction of approximately 10 million per quarter from prior level.

Regarding our capital structure, the Elk City transaction was transformative and highlights to deleveraging are worth repeating. Including working capital adjustments, we’ve received approximately $686 million of proceeds from the sale, which eliminates substantially all large senior secured debt, including $425 million in term loan. Further, we paid down $273 million under our revolving credit facility, giving us total liquidity of $363 million on our $380 million revolver.

Since March of 2009, Atlas Pipeline has paid down over $1 billion of debt, and with the Laurel Mountain transaction, we could have flexibility to pay down another 400 million should we chose leading us with an absolutely enviable balance sheet. As of September 30th, we had a total of $508 million in debt that includes the following; 272 million in 8 1/8% notes due 2015, 223 million in 8 3/4% notes due 2018 and only $12 million drawn on revolver. At market rates, our cost of debt is currently nearly 6%. Leverage was three times with debt to total capital of 32%. All said we believe we’ll one of the best balance sheets in the industry and Laurel Mountain transaction makes it even stronger.

During the quarter, we invested $9 million in growth capital and spent another $3 million in sustaining capital. Majority of our spending was driven by increased producer activity for well connections, and the expanding development of Spraberry, Wolfberry Trends in West Texas Permian Basin. We also spent approximately $3.5 million on our expansion in the Southern Kansas at our Chaney Dell assets. We have recently added another 15 million cubic feet a day packaged gas that will continue to add to cash flow through 2011.

For 2010 we expect Mid-Continent expansion capital spending excluding Elk City to be approximately $50 million with another $10 million in maintenance capital spending. I am looking forward to 2011 we’re continuing to evaluate and rank our capital priorities and will announce the capital budget later in the fourth quarter once we have received Board approval. Regarding Laurel Mountain spending we had previously indicated our expected 2010 investment to be roughly $75 million. We now expect that total number to be approximately 40 million only for 2010.

In summary we are focusing our increasing value and our suite of assets that are located in our key developing areas. We’re optimistic about Atlas’s future to capitalize on these opportunities and to maximize cash flow from our strategic asset base. In short we remain very enthusiastic about what the future holds for our business as we are positioned to take advantage of cash flow accretive transactions that will benefit our investors.

Before turning the call over to Q&A we recognize there will likely be questions regarding transactions announced by other Atlas affiliated companies or Laurel Mountain. The management team of Atlas Pipeline Partners ask for your cooperation only asking questions related our existing assets and our business as we will not be answering questions regarding any other entities or potential pending transactions. With that said Kaide would you please open the line for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. Your next question comes from the line of Sharon Lui from Wells Fargo. Please proceed.

<Q – Sharon Lui>: Hi, good morning.

<A>: Hi Sharon good morning.

<Q – Sharon Lui>: Just a question I guess on the growth outlook for APL following the transactions and looking at your existing assets base how much I guess growth CapEx do envision is the $50 million run rate that you have in 2010 a good number going forward?

<A>: Hi Sharon, from a pure growth capital perspective, I’m going to ask Glenn to creep the way in, he’s got some additional thoughts on somethings going on organically. But I can tell you that we think the number will be higher than that, again we haven’t brought anything to the Board, but as Glenn will I think will indicate here. We have a numbers of things that we’re looking at over and above what we have spent in 2010.

<A – Glenn Powell>: Good morning Sharon, to look at all of our assets as you guys look at what the capacity is and where we are from the volume standpoint. You see that’s there has been significant growth from the last quarter to the this quarter and there continues to be a lot of activity behind each one of our systems. Just because we are in areas where they, you can get some pretty good returns on your investment from a drilling standpoint. So being in oil rich areas, what we have because of the current environment, obviously focusing mainly on making sure that you can get your liquids taken away. We’re in the good position because we do have options to be able to do that. So that’s the first piece. The second piece that I already mentioned is that there is a quite a bit of activity and the third piece is how you structured that transaction based on your liquids take away. And so we have entered into quite a few discussions with several of our producers behind each one of our systems and finding the best way to be able to grow and partner with them and so we have several things that we’re working on. As Eric mentioned, we haven’t brought anything to the board, but we continue to make progress with our producers because we are in a very good position in the basins that we’re in and because we have the ability to be able to get our liquids all the way down to the fractionators.

So, hopefully these transactions that we’re working on right now will come to fruition. When you get into actual capital, what you have to look at is at each one of our facilities we’re almost full at Velma facility which would mean that we would have to add some additional processing capacity. When you look at our West Texas facility, when we put in our new consolidator plant we left the old plants there so that simply bringing those old plants out of mothballs back into service and then as you look at our Chaney Dell facility its much like our Velma facility we will have to add capacity. So, we again are working with the producers and very cooperatively and we’re making good progress.

<Q – Sharon Lui>: Okay thank you. Also I guess you talked about stepping outside of your core footprint maybe if you could give some color on the role of acquisitions in driving growth of APL going forward and what areas were targeting?

<A – Eugene Dubay>: Sure, and this is Gene Dubay, I think that for last year and a half we’ve been focused on the deleveraging the business and managing the business we had, getting free of the complications and the trials that we’ve had. Now I think we have the team that we can look outside our core areas, if the opportunity presents itself and we need to approach that and what I would say a deliberative and a disciplined manner. So if processing, gathering opportunity presents itself outside of our core areas, but it looks to be attractive and again in a way that we can add value to our unitholders then we’re open to evaluate those. And I think we have the team that has a context and the team that has the expertise to be successful in growing the business.

<Q – Sharon Lui>: Great. Thank you.

Operator: Your next question comes from the line of Gregg Brody from JPMorgan.

<Q – Gregg Brody>: Good morning guys.

<A>: Hi Gregg. Good morning.

<Q – Gregg Brody>: Just on the comments about potentially reducing debt, is there – I guess how do you weigh your options right now versus reducing debt or growing the business through potentially acquisitions and maybe you can help me up by trying to help me understand, where target leverage might be going forward?

<A>: Well, sure. I think when you look at the pro forma balance sheet, clearly that we’ll be in a position to pursue any number of opportunities that we have from a growth perspective. I mean if you consider the magnitude about what we’re doing here, you’re taking a transaction and asset at 40 times multiple and taking that cash flow and redeploying at something 79 times. So clearly, the opportunities there are very significant and we’re extremely well positioned to do highly cash lucrative transactions. That being said, you have also have the opportunity as you mentioned to continue to reduce debt. Again with the proceeds should we choose to, that too is also very attractive. So what I would say is the balance sheet is extremely well positioned. We’re consistently communicated that we would like to be somewhere between again through the cycle, 3 to 4 no more than 4 times leverage but in 3 to 4 times range. So that being said, we have substantial flexibility from the balance sheet to pursue just about anything that comes our way.

<Q – Gregg Brody>: Have you spoken to the agencies recently?

<A>: The agencies are aware of the transactions and again I would like the agencies speak for themselves on that on that and then hopefully they will have something natural [ph].

<Q – Gregg Brody>: All right. And just one more follow up question, I understand the transaction at holdings is pending but it was more of a strategic question. It sounds like you’re from release you stated, it’s EMP potential for an EMP platform, is it your, is it the view that you’re going to basically creat two separate entities for AMP assets and pipeline assets or mid-stream assets or there is a potential that pipeline partners could actually look at EMP assets?

<A – Eugene Dubay>: This is Gene Dubay, again we don’t want to speak to any AHD opportunities. We have not, head out as pipeline partners, we have not looked at any EMP opportunities, or production opportunities that’s not to say that we couldn’t consider something of that nature, we have not, we haven’t considered that and I don’t expect we will.

<Q – Gregg Brody>: Okay. Thanks a lot guys.

<A>: Thank you.

Operator: Steven [ph] you are in the queue, you may proceed with your question.

<Q>: Hello guys.

<A>: Hi good morning.

<Q>: Good morning, my question is well first off you kind of alluded to this a couple times about the M&A market. Can you talk about what kind of you’re seeing and what kind of opportunities are out there, in kind of in general and can you weigh that versus what you’re seeing in terms of pure development opportunities and kind of what the return thresholds are what maybe easiest for us to look at it is kind of the multiples on a construction project versus a M&A project?

<A – Eugene Dubay>: This is Gene Dubay, and I’ll try to answer part A, and then I’d like Glenn Powell to take part B, I think part A we say, what sort of opportunities we’ve been seeing well until fairly recently we didn’t have the currency noted we have the ability to borrow. So for most of last year and half we haven’t seen many opportunities, and today I think as we – over last six weeks we have begun to see opportunities and we certainly have some as Glenn has outlined some very good opportunities in the areas that we operate. So Glenn do you wanted to adding more to that.

<A – Glenn Powell>: Absolutely, as far as our organic projects obviously again being in the oil rich basins that we’re in there are some great step out projects for us and again because of our liquid situation with having options put us in a very good position, Generation is right we haven’t had the powder, but that doesn’t mean that we haven’t been out there looking. And keeping a tune to what other people are doing and we’ve actually been in data rooms and looked at assets. And obviously it all gets down to how much risk they you want to take based on what kind of project that you’re looking at and we’re in a great position. We like the organic growth that we have going forward and we think that with the organic growth coupled with the opportunities that we have now that our balance sheets and the position that we’re very ready to capitalize on new opportunities.

<Q>: And if you could talk to some of the multiples and like how you view organic versus pure systems?

<A – Eric Kalamaras>: You know Steve this is Eric. I’d say that certainly from organic basis we can do, yeah we can certainly do those and more, there is certainly lower multiples than what sometimes we can do we can deal that, that being said there are some, again as Glenn as I mentioned there are some very attractive opportunities that are out there and I think it’s really important to keep in mind the balance sheet we absolutely have the currency and are already to look for those opportunities and we’ll do so aggressively. So yeah, I don’t want to step out too far in terms of multiples but, you know the marketplace pretty well and you know typically what the transactions trade for and so I think I’d guide you to your present [ph] transactions.

<Q>: And then one kind of cap structure following of Greg’s point, clearly with the transaction that is closed the balance sheet is in very good shape and clearly earnings growth is improved. Eric as you look at the cap structure how do you see this kind of plan out in terms of adjustments obviously there is, maturity schedule is not too terrible but you do have some debt that’s callable and you have a revolver that is probably got three years left on it but potentially you can do some with that too on the pricing side. So is there some to be done on the cap structure as a whole based on the transactions that have already closed?

<A – Eric Kalamaras>: I, what I would say is, yeah based upon what’s already closed certainly we have some optionality as you mentioned. We will take then on a case-by-case basis largely predicated on timing of what we see for other potential alternatives whether we do something, depending a pace of capital organic side, opportunities on the direct acquisition side. Yeah will largely dictate our decisions there as well, what I can’t tell you for absolute certainty is that, our cost of capital is not acceptable to us and we will certainly look to take every advantage of minimizing that cost of capital so that we can be as accretive on any transactions we can possibly be.

<Q>: Fair enough, thank you guys.

<A>: Thank you.

Operator: Your next question comes from the line of Selman Akyol from Stifel Nicolaus. Please proceed.

<Q>: Thank you [indiscernible], Selman Akyol here. Two questions, first of all do you think of West Texas and, the potential growth there, are you guys facing any NGL that would takeaway capacity constraints as you look out into 2011?

<A>: Thanks Lee because of our relationship with our partner Pioneer, we have been projecting out for years where this would go and also we have options out there to be able to take our liquids to other markets then the current one that we have. And so we continue to stay in front of those, those parties, but right now our current requirements under our agreements were in great shape. Our growth is projected out and matches what we have in our contract. So, we’re in great position, however, because we do have several options that allows us to go with our partner as they expand into areas close to our facilities. And we want to join them in those expansions we can participate that in those and continue to grow. And we continue to talk about that as you look and read the announcements that Pioneer’s making and what they’re doing out in Spraberry they continue to acquire acreage. We’re working hand-in-hand with them on how they grow and how we service their growth. So we’re very optimistic about our growth and continuing to grow and making sure that our liquids get to market.

<Q>: All right. And then as you think your opportunity set in front of you in terms of acquisitions, can you give any color whether it will be – would you look at storage assets that are pipeline assets related to liquids or anything, is it all in the table or the gathering the processing, any comments there?

<A – Eugene Dubay>: This is Gene Dubay. I don’t want to rule anything out but I think our focus is going to remain in the gathering or processing business.

<Q>: All right, thank you very much.

Operator: At this time, I am sure you have no further questions. I like to kind of call back over to management for closing remarks?

Company Representative

Thank you very much. We management very much appreciate your interest. We very much appreciate your support. We’ve endeavored to build this business and to create value four our unitholders and we will maintain that focus going forward. I want to second Eric’s remarks and give some accolade to Berenson and Company or their help in this process and we expect to be in front of you in the near future. We expect to continue to try to derive value on year and our behalf and we look forward to working with you. Thank you all very much.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference call. You may now disconnect. Have a wonderful day.